Exhibit 7

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION

1. Approval and Effectiveness of Plan. This Plan of Complete Liquidation and Dissolution (the “Plan”) of BRIX REIT, Inc., a Maryland corporation (the “Corporation”), including the sale of all or substantially all of the assets of the Corporation and the dissolution of the Corporation, have been determined by the Board of Directors of the Corporation (the “Board”) to be advisable and in the best interest of the Corporation and its stockholders, and have been approved by the Board. The Board has directed that the Plan, including the sale of all or substantially all of the assets of the Corporation and the dissolution of the Corporation pursuant thereto, be submitted to the holders of the Company’s common stock, $0.001 par value per share (the “Common Stock”), for approval. The Plan shall become effective upon approval of the Plan, including the sale of all or substantially all of the assets of the Company and the dissolution of the Company, by the affirmative vote of the holders of a majority of the Common Stock then outstanding and entitled to vote thereon. The date of the common stockholders’ approval is hereinafter referred to as the “Effective Date.”

2. Voluntary Liquidation and Dissolution. On and after the Effective Date, the Corporation shall voluntarily liquidate and dissolve in accordance with Section 331 of the Internal Revenue Code of 1986, as amended, and the Maryland General Corporation Law (the “MGCL”). Pursuant to the Plan, the Corporation shall sell, convey, transfer and deliver or otherwise dispose of all of the assets of the Corporation in one or more transactions, without further approval of the Corporation’s stockholders. Within thirty (30) days after the Effective Date, the officers of the Corporation shall file a return on Form 966 with the Director of Internal Revenue Service for and on behalf of the Corporation.

3. Sales of Assets.

(a) The Corporation is authorized to sell or to cause the subsidiaries of the Corporation to sell, upon such terms as may be deemed advisable, any or all of their assets for cash, notes, redemption of equity or such other assets as may be conveniently liquidated or distributed to the stockholders, anticipated to occur over the next 10 to 12 months following the Effective Date, in an effort to maximize value for stockholders.

(b) The Corporation and the Corporation’s subsidiaries shall not authorize or transfer assets pursuant to any sale agreement between the Corporation or the Corporation’s subsidiaries, on the one hand, and an affiliate of the Corporation or the Corporation’s subsidiaries, on the other hand, unless a majority of directors, including a majority of independent directors, not otherwise interested in the transaction determine that the transaction is fair and reasonable to the Corporation or Corporation’s subsidiaries, as the case may be.

4. Payment of Creditors; Distributions to Stockholders. Subject to Section 8 hereof, the proper officers of the Corporation are authorized and directed to proceed promptly to: (a) collect its assets; (b) dispose of such assets as are not to be distributed in kind to the stockholders; (c) pay or create a reserve fund for the payment of or otherwise adequately provide for the payment of all of the liabilities and obligations of the Corporation and the Corporation’s subsidiaries; (d) pay all expenses incidental to the Plan, including all counsel fees, accountants’ fees, advisory fees and such other fees and taxes as are necessary to effectuate the Plan; (e) distribute all the remaining assets of the Corporation, either in cash or in kind, to the stockholders of the Corporation in one or more distributions, in accordance with the terms and provisions of the charter of the Corporation; and (f) do every other act necessary or advisable to wind up the affairs of the Corporation and its subsidiaries and to dissolve the Corporation and its subsidiaries. Upon the sale or other disposition of the assets of the Corporation and the payment of, or provision for, all of the liabilities and obligations of the Corporation (including contingent liabilities), the Corporation shall be deemed to have liquidated.

5. Reserve Fund. The Corporation is authorized, but not required, to establish one or more reserve funds, in a reasonable amount and as may be deemed advisable, to meet known liabilities and liquidating expenses and estimated, unascertained or contingent liabilities and expenses. Creation of a reserve fund may be accomplished by a recording in the Corporation’s accounting ledgers of any accounting or bookkeeping entry which indicates the allocation of funds so set aside for payment. The Corporation is also authorized, but not required, to create a reserve fund by placing cash or property in escrow with an escrow agent for a specified term together with payment instructions. Any undistributed amounts remaining in such an escrowed reserve fund at the end of its term shall be returned to the Corporation, the liquidating trust referred to below or such other successor-in-interest to the Corporation as may then exist or, if no such entity is then in existence, shall be delivered to the abandoned property unit of the Maryland State Comptroller’s office. The Corporation may also create a reserve fund by any other reasonable means.

6. Insurance Policies. The Corporation is authorized, but not required, to procure one or more insurance policies, in a reasonable amount and as may be deemed advisable, to cover unknown or unpaid liabilities and liquidating expenses and unascertained or contingent liabilities and expenses.

7. Articles of Dissolution. Upon the sale or the assignment and conveyance of the assets of the Corporation, in complete liquidation of the Corporation as contemplated by Sections 3 and 4 above, and the taking of all actions required under the laws of the State of Maryland in connection with the liquidation and dissolution of the Corporation, the proper officers of the Corporation are authorized and directed to file articles of dissolution with the State Department of Assessments and Taxation of Maryland (the “Department”) pursuant to Section 3-407 of the MGCL and to take all other appropriate and necessary action to dissolve the Corporation under Maryland law. Prior to filing articles of dissolution, the Corporation shall give notice to its known creditors and employees as required by Section 3-404 of the MGCL (alternatively, the Board may determine that the Corporation has no employees or known creditors) and satisfy all other prerequisites to such filing under Maryland law. Upon the Department’s acceptance of the articles of dissolution for record, as provided by Section 3-408(a) of the MGCL, the Corporation shall be dissolved.

8. Effect and Timing of Distributions. Upon the complete distribution of all assets of the Corporation (the “Final Distribution”) to the holders of outstanding shares of Common Stock and the dissolution of the Corporation as contemplated by Section 7 above, all such shares of Common Stock shall be canceled and no longer deemed outstanding and all rights of the holders thereof as stockholders shall cease and terminate. The Corporation shall use commercially reasonable efforts to cause the liquidation and dissolution of the Corporation to occur and to pay the Final Distribution to holders of outstanding shares of Common Stock no later than the second anniversary of the Effective Date.

9. Final Distribution as Distribution in Kind of Liquidating Trust Beneficial Interests. In the event that the Board deems it necessary or advisable in order to preserve the Corporation’s status as a real estate investment trust for U.S. federal income tax purposes or otherwise avoid the payment of income tax, or the Board determines it is otherwise advantageous or appropriate to do so, the Board may cause the Corporation to pay the Final Distribution as a distribution in kind of beneficial interests in a trust (the “Liquidating Trust”), at such time as the Board deems appropriate in its sole discretion, substantially as follows:

(a) The Corporation may create the Liquidating Trust under Maryland statutory or common law and may transfer and assign to the Liquidating Trust all of the assets of the Corporation and the Corporation’s subsidiaries of every sort whatsoever, including their unsold properties, assets, claims, contingent claims and causes of action, subject to all of their unsatisfied debts, liabilities and expenses, known or unknown, contingent or otherwise. From and after the date of such transfer and assignment of assets (subject to liabilities) to the Liquidating Trust, the Corporation and the Corporation’s subsidiaries shall have no interest of any character in and to any such assets and all of such assets shall thereafter by held by the Liquidating Trust.

(b) Simultaneously with such transfer and assignment, the shares of beneficial interest in the Liquidating Trust shall be deemed to be distributed to each holder of shares of Common Stock, all of whom shall automatically and without any need for notice or presentment be deemed to hold corresponding shares of beneficial interest in the Liquidating Trust. Such distribution of shares of beneficial interest in the Liquidating Trust shall constitute the Final Distribution of all of the assets of the Corporation to the stockholders under Section 8 above.

(c) The initial trustees of the Liquidating Trust shall be designated by the Board.

(d) The declaration of trust or other instrument governing the Liquidating Trust (the “Declaration of Trust”) shall provide, among other things, that, immediately following such transfer, assignment and distribution, each share of beneficial interest in the Liquidating Trust shall have a claim upon the assets of the Liquidating Trust that is the substantial economic equivalent of the claims each share of Common Stock had upon the combined assets of the Corporation immediately prior to the transfer, assignment and distribution. The Declaration of Trust shall further provide that the Liquidating Trust’s activities shall be limited to conserving, protecting and selling the assets transferred to it and distributing the proceeds therefrom, including holding such assets for the benefit of the holders of beneficial interests in the Liquidating Trust, temporarily investing such proceeds and collecting income therefrom, providing for the debts, liabilities and expenses of the Corporation, paying liquidating distributions to the holders of shares of beneficial interest in the Liquidating Trust and taking other actions as may be deemed necessary or appropriate by the trustees to conserve and protect the assets of the Liquidating Trust and provide for the orderly liquidation thereof.

(e) Approval of the Plan shall constitute the approval by the Corporation’s common stockholders of the transfer and assignment to the Liquidating Trust, the form and substance of the Declaration of Trust as approved by the Board and the appointment of trustees selected by the Board.

10. Interpretation; General Authority. The Board, the trustees of the Liquidating Trust and the proper officers of the Corporation are hereby authorized to interpret the provisions of the Plan and are hereby authorized and directed to take such actions, to give such notices to creditors, stockholders and governmental entities, to make such filings with governmental entities and to execute such agreements, conveyances, assignments, transfers, certificates and other documents, as may, in their judgment, be necessary or advisable in order to wind up expeditiously the affairs of the Corporation and complete the liquidation and dissolution thereof, including, without limitation: (a) the execution of any contracts, deeds, assignments or other instruments necessary or appropriate to sell or otherwise dispose of any or all property of the Corporation, the Corporation’s subsidiaries or the Liquidating Trust, whether real or personal, tangible or intangible; (b) the appointment of other persons to carry out any aspect of the Plan; and (c) the temporary investment of funds in such medium as the Board or the trustees of the Liquidating Trust may deem appropriate.

11. Director Compensation. The independent members of the Board shall continue to receive compensation until the Final Distribution, provided that they remain members of the Board.

12. Indemnification. The Corporation shall reserve sufficient assets and/or obtain or maintain such insurance (including, without limitation, directors and officers insurance) as shall be necessary or advisable to provide the continued indemnification of the directors, officers and agents of the Corporation and such other parties whom the Corporation has agreed to indemnify, to the maximum extent provided by the charter and bylaws of the Corporation, any existing indemnification agreement to which the Corporation is a party and applicable law. At the discretion of the Board, such insurance may include coverage for the periods after the dissolution of the Corporation, including periods after the termination of any Liquidating Trust, and may include coverage for trustees, officers, employees and agents of such Liquidating Trust.

13. Governing Law. The validity, interpretation and performance of the Plan shall be controlled by and construed under the laws of the State of Maryland.

14. Abandonment of Plan of Liquidation; Amendment. The Board may terminate the Plan for any reason. Notwithstanding approval of the Plan by the Corporation’s common stockholders, the Board or the trustees of the Liquidating Trust may modify or amend the Plan without further action by or approval of the Corporation’s common stockholders to the extent permitted under then current law.